STANDSTILL AGREEMENT

This Standstill Agreement (the “Agreement”) is made and entered into effective as of the 17th day of July 2012 (the “Effective Date”) by and between T3 Motion, Inc. (the “Company”) and the undersigned Non-Executive Directors (the “Directors”) of the Company’s Board of Directors (the “T3 Board”), on the one hand, and Ki Nam, for and on behalf of himself and entities and accounts that he controls directly or indirectly, or with respect to which he exercises voting discretion, whether such entities or accounts now exist or are organized in the future, including any such entities and accounts holding shares that were reported in the Schedule 13D filed with respect to Mr. Nam (collectively the “Affiliates”), on the other hand. The Company, the Directors and Mr. Nam are sometimes referred to each as a “Party” and collectively as the “Parties.”

WHEREAS, the Company wishes to engage and appoint Mr. Nam as Chief Executive Officer and a Director of the Board of Directors (collectively the “Positions”) of R3 Motion Inc., a wholly owned subsidiary of the Company (the “Subsidiary”), and Mr. Nam agrees to be so engaged and appointed;

WHEREAS, on July 17, 2012, T3 Motion announced that effective July 17, 2012, Mr. Nam resigned from his position as an employee, officer, and Chairman of the T3 Board and assumed the Positions with the Subsidiary; and

WHEREAS, Mr. Nam is the founder and a shareholder of the Company;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration that the parties hereby acknowledge, the Parties agree as follows:

1.	Standstill.

(a)	For a period of twelve (12) months from the date of this Agreement (the “Standstill Period”), and subject to a certain Stockholders Agreement by and between the Company, Mr. Nam, Vision Opportunity Master Fund, Ltd. and Vision Capital Advantage Fund, L.P. dated December 30, 2009, Mr. Nam agrees that neither he nor any of his Affiliates will directly or indirectly: (i) submit, or participate with others that submit, any shareholder proposals pertaining exclusively to the removal or election of directors from or to the T3 Board or officers of the Company (each a “Proposal” and collectively the “Proposals”) for the vote or consent (collectively, “Vote”) of shareholders (whether pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), or otherwise); (ii) solicit proxies or make, participate in or encourage any “solicitation” (as such term is used in the proxy rules of the Securities Exchange Commission (“SEC”) or under Delaware Law) for proxies for or pertaining to any Proposal; or (iii) form or join in a partnership, syndicate or other group, including, without limitations, a “group” as defined under Section 13(d) of the Exchange Act, with respect to Mr. Nam’s shares, or deposit any shares in a voting trust, arrangement or agreement, or subject Mr. Nam’s shares to a voting trust, arrangement, or agreement in connection with or relating to any Proposal. During the Standstill Period, Mr. Nam also agrees that neither he nor any of his Affiliates shall directly or indirectly, explicitly or implicitly, public or privately: (i) encourage, recommend, advise, finance or urge others to put forward any Proposals or enter into any arrangements with any other person in connection with any of the foregoing as they relate to any Proposal; (ii) publicly indicate support or approval for any Proposal; (iii) solicit or encourage others to vote against any Proposal recommended by the Company’s Board; (v) otherwise act alone or in concert with others to seek control of the management or Board; (vi) threaten to bring or pursue or bring or pursue any suit, regulatory action or proceeding against the Company, any of its subsidiaries or affiliates, the Company’s Directors, other than for alleged violations of this Agreement; provided, however, that the Parties agrees and acknowledge, on behalf of itself and its affiliates, that any statute of limitation applicable to any cause of action the Parties may have against any of them existing now or during the pendency of the Standstill Period shall be suspended and tolled until the termination of the Standstill Period; or (vii) take or seek to take, or cause or seek to cause or solicit others to take any action inconsistent with any of the foregoing as they relate to the Company.

(b)	During the Standstill Period, the Company shall not, without Mr. Nam’s prior written consent: (i) adopt any poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement; (ii) alter, amend or repeal provisions of (A) Article II of the Company’s Bylaws as they pertain to how a special meeting of stockholders may be called and conducted (including but not limited to the notice and quorum requirements for any such meeting); and (B) Article III of the Company’s Bylaws as they pertain to the structure of the T3 Board except in regards to the expansion of the T3 Board as defined below, how directors may be removed from the T3 Board or how a special meeting of the T3 Board may be called or conducted; (iii) enter into an employment agreement with any Company executive officer for employment term of more than two years or that provides compensation payable upon employment termination in an amount or on terms that are materially inconsistent with the general practice of the Company concerning such matter as of the Effective Date; or (iv) take or seek to take, or cause or seek to cause or solicit others to take any action inconsistent with any of the foregoing. Prior to the next annual meeting of stockholders, the T3 Board shall increase the number of directors from five to seven, and the two vacancies created thereby shall be filled by Rod Keller pursuant to his employment agreement with the Company dated March 27, 2012, and by a suitable independent nominee of Mr. Nam. During the Standstill Period, the T3 Board shall take no action inconsistent with the immediately preceding sentence without Mr. Nam’s prior written consent.

2.	Right of Participation. During the Standstill Period, Mr. Nam shall have the right to participate in any proposed issuance by the Company of any class or series of equity securities or their equivalents (other than an Exempt Issuance), or rights, options or warrants to purchase such securities, for cash consideration, indebtedness, or a combination thereof (a “Financing”), in an amount that would allow Mr. Nam to maintain his percentage of beneficial ownership of the then outstanding shares of the Company’s common stock on a fully-diluted basis (the “Participation Amount”), on the same terms, conditions and price provided for in the Financing (the “Participation Right”). Within three (3) business days of the closing of a Financing, the Company shall notify Mr. Nam in writing of such closing and provide such information as necessary for Mr. Nam to determine whether or not to exercise his Participation Right and his Participation Amount (including but not limited to the terms and closing proceeds of, and the investors in, such Financing) (the “Notice”). Mr. Nam shall have the option but not the obligation to exercise his Participation Right for up to the Participation Amount within a reasonable time, but in no event less than fifteen (15) calendar days, after the date of the Notice. For purpose of this Section 2, an “Exempt Issuance” means the issuance of: (i) securities to employees, attorneys, consultants, officers or directors of the Company pursuant to any incentive plan duly adopted for such purpose on or prior to the Effective Date, (ii) a registered or underwritten offering and (iii) securities exercisable or exchangeable for or convertible into other securities issued and outstanding on the Effective Date.

3.	Termination and Enforcement. If any Party breaches any of its obligations under the Agreement during the Standstill Period, then, in addition to any other rights provided herein, the other Party shall have no further obligations under the Agreement, provided that such other Party has not first breached its obligations under the Agreement. In addition, the Parties agree that breach of this Agreement will cause immediate and irreparable harm and that, in the event of breach or threatened breach of this Agreement, each Party shall by entitled to seek injunctive and other equitable relief without proof of actual damages in addition to any other remedies as may be available at law or in equity. Each Party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights under this Agreement are cumulative, not exclusive, and will be in addition to all other rights and remedies available to either Party at law or in equity.

4.	No Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective agents, executors, heirs, successors and permitted assigns. Neither this Agreement nor any of the benefits of this Agreement shall be assigned by a Party without prior written consent of the other Party. No person not a Party to this Agreement shall have rights, benefits, or obligations hereunder.

5.	Amendments. No amendments, changes, or modifications may be made to this Agreement without the express prior written consent of each Party.

6.	Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company or the Directors:

T3 Motion Inc.

2990 Airway Ave, St A

Costa Mesa, CA 92626

To Mr. Nam:

Ki Nam

22701 Pelican Hill Road

South Newport Coast, CA 92657

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such Party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

7.	Invalidity. If any term or provision of this Agreement is held by the a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

8.	No Waiver. No failure or delay by a party in exercising any right hereunder or any partial exercise thereof shall operate as a waiver thereof or preclude any other or further exercise of any right hereunder. No waiver, express or implied, by any Party of any breach of default by any other party in the performance by the other Party of its obligations under this Agreement shall be deemed or construed to be a waiver of any other breach or default, whether prior, subsequent, or contemporaneous, under this Agreement. Any waiver must be in writing and executed by the Party against whom the waiver is sought to be charged.

9.	Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original, and when taken together all such counterparts shall be deemed to constitute one and the same document.

10.	Applicable Law This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of California, without reference to rules relating to conflicts of law.

11.	Entire Agreement. This Agreement contains the entire understanding between the Parties and is intended to be the complete and exclusive statement of the terms and conditions of the agreement between the parties and supersedes in all respects any prior agreement or understanding between the Company and to Ki Nam.

12.	Attorneys Fees. In the event of any dispute related to or based upon this Agreement, the prevailing Party shall be entitled to recover from the other Party its reasonable attorneys' fees, costs and expenses.

{REMAINDER INTENTIONALLY LEFT BLANK}

IN WITNESS THEREOF, the Parties hereto have executed this Agreement on the date first written above.

T3 Motion, Inc.

By:	/s/ Rod Keller

Name:	Rod Keller

Title:	Chief Executive Officer

Ki Nam

By:	/s/ Ki Nam

Name:	Ki Nam

Non-Executive Directors of the Board of Directors of the Company

By:	/s/ Bruce Nelson

Name:	Bruce Nelson

By:	/s/ David Snowden

Name:	David Snowden

By:	/s/ Steven Healy

Name:	Steven Healy

By:	/s/ Robert Thomson

Name:	Robert Thomson